Exhibit 10.8

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into and declared effective as of May 3, 2019 (the “Effective Date”) by and between C-PAK Consumer Product Holdings LLC (the “Company”) and Capital Park Holdings Corp., a Delaware corporation (the “Parent Company”).

WHEREAS, the Company together with certain of its Affiliates have acquired substantially all of the assets associated with the Joy and Cream Suds Brands from The Proctor and Gamble Company (the “Transaction”);

WHEREAS, in connection with the Transaction and related transactions, the Parent Company (or its affiliates) provided advice and analysis including assistance with due diligence and other investigatory matters related to the business of the Company and the industries in which it operates, and advice with respect to equity and debt facilities, arrangement and negotiation of senior executive management employment agreements and related arrangements and other matters (collectively, “Advisory Services”);

WHEREAS, the Parent Company has expertise and specifically skills in private equity corporate finance, mergers and acquisitions, strategic corporate planning, operating management and other management skills and advisory services;

WHEREAS, the Company will require the Parent Company’s special skills and management advisory services in connection with its business operations and execution of its strategic plan; and

WHEREAS, the Parent Company is willing to provide such skills and services to the Company on the terms set forth below.

NOW THEREFORE, in consideration of the mutual agreements set forth below, the parties hereto agree as follows:

1.	Services. The Parent Company shall furnish the following management services (the “Services”) to the Company:

a.	financial, managerial and operational advice in connection with the Company’s day-to-day operations, including advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company;

b.	advice in connection with the Company’s negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with senior secured debt financing from banks or other financial institutions or other entities on terms and conditions satisfactory to the Company;

c.	advice in connection with the financing, acquisition, disposition, merger, combination and/or change of control transactions involving the Company (in whatever manner any of the foregoing may be structured);

d.	sourcing, evaluating and monitoring of inorganic growth opportunities for the Company;

e.	review of industry trends and major developments that have the potential to impact the Company in a material way; and

f.	any additional services reasonably requested by the board of directors of the Company (the “Board”) that are reasonably related to the Company’s business objectives.

The Parent Company shall assign dedicated personnel to be principally responsible for providing the Services to the Company and such personnel, on behalf of the Parent Company, shall devote such time and effort to the performance of the Services as deemed reasonably necessary or appropriate; provided, however, that no minimum number of hours shall be deemed to be required to be devoted on a weekly, monthly, annual or other basis.

2.	Compensation Matters.

a.	Transaction Fee. In consideration for the Parent Company having provided the Advisory Services in connection with the Transaction, the Company acknowledges and agrees that the Parent Company is owed the Transaction Fee (as defined below). For purposes of this Agreement, the Transaction Fee shall be defined as an amount equal to the sum of the enterprise value of the Transaction multiplied by 3%. As of the date of this Agreement, the Company shall accrue as a liability 100% of the amount of the Transaction Fee (the “Transaction Fee Accrued Liability”), which accrued liability shall sit on the Company’s balance sheet and be reflected in the Company’s general accounts in a separately designated account (the “Management Services Accrued Liability Account”).

b.	Management Fees. Subject to the limitations set forth herein, the Parent Company shall earn, on a quarterly basis in arrears commencing with the fiscal quarter (the “Initial Fiscal Quarter”) following the closing date of the Transaction, the Management Fee (as defined below) for rendering the Services. The applicable Management Fee shall be deemed to be earned by the Parent Company and shall, on the last day of each fiscal quarter, increase the account balance of the Management Services Accrued Liability Account. The “Management Fee” shall be an amount equal to four percent (4%) of the Company’s quarterly reported EBITDA (as defined below) for the fiscal quarter immediately preceding the fiscal quarter in which the Management Fee is to be deemed earned by the Parent Company; provided that (a) the calculations of reported EBITDA and the applicable Management Fee shall have been verified by the Company’s current chief executive officer or other highest ranking officer (the “CEO”) and the chief financial officer of the Company and (b) in connection with the booking into the Management Services Accrued Liability Account of any Management Fee deemed earned by the Parent Company for the Initial Fiscal Quarter shall include the calculation of such Management Fee commencing as of the date immediately following the closing date of the Transaction through the calculation date with respect to the Initial Fiscal Quarter. Any payment due the Parent Company in connection with the termination of this Agreement shall be prorated for the period beginning on the applicable fiscal quarter and ending on the date of termination of this Agreement.

c.	Reductions in the Management Services Accrued Liability Account Balance. The Parties hereto acknowledge and agree that any dividends or distributions made by the Company to the Parent Company (other than dividends and distributions paid in connection with the tax liability of Parent Company or any of its direct or indirect equityholders) shall result in a reduction in the balance of the Management Services Accrued Liability Account.

For purposes of this Agreement, reported “EBITDA” shall be defined as with respect to the Company for any calculation period related to this Agreement, net income for such period, plus the sum of the following items for the same period, all determined in accordance with GAAP: (i) interest expense, (ii) depreciation, depletion, obsolescence and amortization of property, (iii) tax expense, and (iv) non-cash stock option expense.

3.	Term. The initial term of this Agreement shall be ten (10) years from the Effective Date (the “Term”) provided that this Agreement may be terminated by the Company by an affirmative vote of a majority of the directors of the Board upon ninety (90) days prior written notice to the Parent Company (the “Company Termination Right”). In connection with the exercise of the Company Termination Right, the Company shall be obligated to cause to be paid to the Parent Company, in immediately available funds, a one-time payment (the “Termination Payment”) equal to the product of: (a) the last installment of the Management Fee paid to the Parent Company pursuant to this Agreement and (b) twenty-five (25). The Parent Company shall have no right to terminate this Agreement without the affirmative consent of a majority of the directors of the Board. Notwithstanding the foregoing or anything contained herein to the contrary, the Parties acknowledge and agree that (a) the Company shall have no obligation to make the Termination Payment and (b) this Agreement shall automatically terminate upon the effective date of a sale of substantially all or all of the assets or common equity interests of the Company to a party not otherwise affiliated with the Company.

4.	Assignment. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by the Parent Company, other than to an affiliate of the Parent Company, without the prior written consent of the Company, or by the Company to any other person or entity at any time.

5.	Indemnification.

a.	The Company shall indemnify and hold harmless the Parent Company, its affiliates, respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (the Parent Company, its affiliates, their agents, their employees and such other specified persons being collectively referred to as the “Parent Company Indemnified Persons” and individually as a “Parent Company Indemnified Person”) from and against any and all claims, liabilities, losses, damages and expenses incurred by any Parent Company Indemnified Person which are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company (and not at the direction of any Parent Company Indemnified Person) or (ii) actions taken or omitted to be taken by a Parent Company Indemnified Person with the Company’s consent or in conformity with the Company’s instructions or the Company’s actions or omissions (and not at the direction of any Parent Company Indemnified Person) (the “Indemnification Obligations”), and will reimburse each Parent Company Indemnified Person for all reasonable documented costs and expenses including reasonable fees of any Parent Company Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, whether or not any Parent Company Indemnified Person is named as a party thereto and whether or not any liability results therefrom, in each case, so long as it relates to the Indemnified Obligations. The Company, however, will not be responsible for any claims, liabilities, losses, damages or expenses pursuant to the proceeding sentence that have resulted principally from the bad faith, negligence or willful misconduct of the Parent Company. The Company also agrees that neither the Parent Company nor any other Parent Company Indemnified Person shall have any liability to the Company for or in connection with the Parent Company’s engagement hereunder, except for any such liability for claims, liabilities, losses, damages or expenses incurred by the Company that have resulted principally from the Parent Company’s own bad faith, negligence or willful misconduct. The Company further agrees that they will not, without the prior written consent of the Parent Company, which shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Parent Company Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Parent Company and each other Parent Company Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

b.	The Parent Company shall indemnify and hold harmless the Company, its affiliates, respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (the Company, its affiliates, agents, employees and such other specified persons being collectively referred to as “Company Indemnified Persons” and individually as a “Company Indemnified Person”) from and against any and all claims, liabilities, losses, damages and expenses incurred by any Company Indemnified Person (including fees and disbursements of the respective Company Indemnified Person’s counsel) that have resulted principally from the bad faith, negligence or willful misconduct of the Parent Company in providing the Services hereunder, and will reimburse each Company Indemnified Person for all costs and expenses, including fees of any Company Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, defending or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or that have resulted principally from the bad faith, negligence or willful misconduct of the Parent Company in providing the Services hereunder.

c.	The foregoing right to indemnity shall be in addition to any rights of the Parent Company, the Company, a Parent Company Indemnified Person and/or any Company Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion of any termination of this Agreement. Each party hereto consents to personal jurisdiction and to service and venue in any court in which any claim is subject to this Agreement is brought against another party.

6.	Governing Law. This Agreement shall be construed and administered, and the validity hereof shall be determined in accordance with the laws of the State of Texas, without regard to its conflicts of laws rules.

7.	Arbitration. All claims, demands, disputes, controversies, differences or misunderstandings between the parties relating to this Agreement shall be settled by arbitration, in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered and enforced in any court having jurisdiction, and jurisdiction to be in no way limited by the paragraph entitled “Governing Law” above.

8.	Subordination. Parent agrees that the payment, whether regularly scheduled or otherwise, of the Transaction Fee Accrued Liability, the Management Fee, the Termination Payment and all other obligations of the Company in respect of, arising under or relating to this Agreement, including, without limitation, any costs of collection (collectively, the “Subordinated Obligations”) is hereby expressly subordinated to the prior indefeasible payment in full in cash of the Senior Debt Obligations (as defined below), the Preferred Equity Obligations (as defined below) and the Holding Company Put Obligations (as defined below) pursuant to the terms of this Agreement and the termination of all commitments under the Loan Documents (the earliest date on which the foregoing are satisfied, the “Termination Date”). As used herein, “Senior Debt Obligations” shall mean all of the Obligations under and as defined in that certain Loan Agreement, dated as of May 3, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified, replaced or refinanced from time to time, the “Loan Agreement”), by and among the Company, C-PAK Consumer Product IP SPV LLC, a Delaware limited liability company, C-Pak Consumer Product Holdings SPV I LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto, as Lenders (as defined therein), and Piney Lake Opportunities ECI Master Fund LP (“Piney Lake”), as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein). As used herein, “Preferred Equity Obligations” shall mean any obligation of C-Pak PrefCo SVP I, Inc. (“PrefCo”) to redeem the Preferred Stock (as defined in that certain Amended and Restated Certificate of Incorporation of PrefCo, dated as of May 3, 2019, as may be amended, restated, amended and restated, supplemented, or otherwise modified) and all accrued and unpaid dividends, liquidation preference, any fees and expenses, and any other amounts arising thereunder or in connection therewith, in each case, due and payable to Piney Lake or any of its affiliates or permitted assignees as holders of Preferred Stock. As used herein, “Holding Company Put Obligations” means any obligation of Holdings to repurchase Common Units (as defined in that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated as of May 3, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Holdings LLCA”)) from Piney Lake or any of its permitted assignees or transferees pursuant to the exercise of the put right by Piney Lake or any of its permitted assignees or transferees pursuant to Section 15.2 of the Holdings LLCA (the “Holdings Common Put”) and any obligations arising in connection therewith or relating thereto. The Senior Debt Obligations, the Preferred Equity Obligations and the Holding Company Put Obligations are collectively referred to herein as the “Senior Obligations”.

a.	In the event of any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether or not in bankruptcy, insolvency or receivership proceedings and whether voluntarily or involuntarily), or upon any assignment for the benefit of creditors, or upon any other marshaling of the assets and liabilities of the Company for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

i.	no payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Obligations until the Termination Date (whether or not all or any of the Senior Obligations shall be been accelerated;

ii.	any payment or distribution of any character, whether in cash, securities or other property, which, except for the terms of this Section 8(a), would be payable or deliverable in respect of the Subordinated Obligations shall be paid or delivered directly to the holders of Senior Obligations for application to the outstanding Senior Obligations, until the same are paid in full; and

iii.	if, notwithstanding the foregoing terms of this Section 8(a), any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation by the holders of the Subordinated Obligations before the Termination Date as provided above, such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid or delivered to (in the same form and with all applicable endorsements), the holders of Senior Obligations for application (in the case of cash) to the outstanding Senior Obligations, until the same are paid in full or to be held as collateral for (in the case of non-cash property or securities) the payment or prepayment in full of the Senior Obligations; provided, however, that such amounts paid to the holders of Senior Obligations shall not be deemed to discharge the Subordinated Obligations.

b.	The Company hereby agrees that it may not make, and the Parent Company hereby agrees that it will not accept, any payment with respect to the Subordinated Obligations or any dividend or distribution that reduces the Subordinated Obligations until the Termination Date; provided that, the Company may make payments with respect to the Subordinated Obligations and dividends and distributions that reduce the Subordinated Obligations so long as (i) such payments, dividends or distributions are permitted to be made under the Loan Agreement, (ii) there are no outstanding and unpaid amounts with respect to the PrefCo Obligations, and (iii) there are no outstanding and unpaid amounts with respect to the Holdings Company Put Obligations. The Company shall not be required to make any payment with respect to the Subordinated Obligations or dividends or distributions to reduce the Subordinated Obligations at any time when such payment or prepayment is prohibited from being made due to the existence of any of the conditions in the immediately preceding sentence (provided that any amounts that not paid may be accrued). Prior to the indefeasible payment in full in cash of the Senior Obligations and the termination of all commitments under the Senior Obligation Documents, the Parent Company and any other holders of Subordinated Obligations shall not, in their capacities as creditors of the Company, (a) take any action to accept, ask for, sue for or demand any payment (including participating with, or supporting, any other person in taking such action), to (A) enforce or collect (including by set-off) the whole or any part of the Subordinated Obligations or (B) commence (or join with any other creditor to commence) judicial enforcement of any of the rights and remedies under this Agreement or applicable law (including any Liquidation proceeding) with respect to the Subordinated Obligations or any of Company’s property or assets, (b) take any action to exercise any rights or remedies (including taking any security or collateral) with respect to the Subordinated Obligations that may be available to the holders of Subordinated Obligations, either at law or at equity, by judicial proceeding or otherwise, (c) institute or participate in any proceedings or take any other action challenging the enforceability, validity, security, perfection or priority of any liens or security interests securing the Senior Obligations.

c.	The Subordinated Obligations are unsecured obligations of the Company and no collateral secures the obligations of the Company under this Agreement. As long as any Senior Obligations are outstanding, any liens and security interests securing or purporting to secure all or any Subordinated Obligations in contravention of the foregoing sentence shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of the holders of the Senior Debt Obligations, regardless of the date, time, manner or order of grant, attachment or perfection of any such liens and/or security interests and notwithstanding the provisions of the Uniform Commercial Code or any other applicable law or decision.

d.	For the purposes of this Section 8, the Termination Date shall not have occurred, unless and until the holders of Senior Obligations shall have received cash or, if so approved by holders of the Senior Obligations sufficient to bind all holders of Senior Obligations, securities, or both, equal to the full amount of such Senior Obligations at the time outstanding and, with respect to the Senior Debt Obligations, all commitments to extend further credit to the Company have terminated.

e.	The Parent Company agrees that no payment or distribution to any holder of Senior Obligations pursuant to this Agreement shall entitle Parent Company to exercise any rights of subrogation in respect thereof until the Termination Date; provided, however, that such rights and remedies shall remain waived and released at any time any Secured Parties (as defined in the Loan Agreement) (with or through their designees) or any other holder of Senior Obligations (or all of them) have acquired all or any portion of the Collateral (as defined in the Loan Agreement) by credit bid, strict foreclosure or through any other exercise of remedies available thereto.

f.	If any payment on account of the Subordinated Obligations not permitted by the terms of this Agreement is received by the holder thereof prior to the Termination Date, such payment shall be held in trust by such holder of the Subordinated Obligations for the benefit of the holders of the Senior Obligations, and shall immediately be paid over to the holders of the Senior Obligations, or their authorized representative, for application to the payment of the Senior Obligations until paid in full.

g.	The holders of the Senior Obligations may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 8, do any one or more of the following: (a) change the manner, place, terms (including any amount required to be paid or any maturity date) or amount of, and/or change or extend the time of payment of or renew or alter, all or any of the Senior Obligations, or amend, restate, amend and restate, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Obligations; (b) release any person or entity liable in any manner for the payment or collection of the Senior Obligations; (c) exercise or refrain from exercising any rights in respect of the Senior Obligations against the Company or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise realized in any manner to the Senior Obligations; or (e) accept or release any security for the Senior Debt Obligations.

h.	No modification or waiver of the terms of this Agreement shall be effective without the prior written consent of the holders of the Senior Obligations necessary to bind all of the holders of Senior Obligations. Prior to the Termination Date, no holders of Subordinated Obligations shall, without the prior written consent of such holders of the Senior Obligations necessary to bind all of the holders of Senior Obligations, agree to any amendment, modification or supplement to this Agreement which would be adverse to the interests of the Company or the interests of the holders of the Senior Obligations in their capacity as such or assign all or any part of the Subordinated Obligations.

i.	To the fullest extent permitted by applicable law, the holders of Subordinated Obligations hereby waive: (a) notice of acceptance of this Agreement by any (and all) holders of the Senior Obligations; (b) notice of the existence, or creation or non-payment, of all or any of the Senior Obligations; and (c) all diligence in collection or protection of, or realization upon, the Senior Obligations or any portion thereof or security therefor.

j.	The holders of Senior Obligations are intended third party beneficiaries of the provisions of Section 8 of this Agreement and, as such, shall be permitted to enforce such provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

C-PAK CONSUMER PRODUCT HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Lloyd Ward
Name:	Lloyd Ward
Title:	Chief Executive Officer

CAPITAL PARK HOLDINGS CORP., a Delaware corporation

By:	/s/ Eric Blue
Name:	Eric Blue
Title:	CEO and Chief Investment Officer